UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2017

FEDERAL HOME LOAN BANK OF CHICAGO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:
(312) 565-5700

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the recommendation of the Human Resources and Compensation Committee (the “HR&C Committee”), the Board of Directors (the “Board”) of the Federal Home Loan Bank of Chicago (the “Bank”) approved, on January 24, 2017, an Amended and Restated President and Executive Team Incentive Compensation Plan (the “Amended Plan”).

The Amended Plan amends and restates the President and Executive Team Incentive Compensation Plan, effective January 1, 2013 (the “Prior Plan”, and together with the Amended Plan, the “Incentive Plan”).

Compensation actions affecting the Bank’s executive officers are subject to prior review by the Bank’s regulator, the Federal Housing Finance Agency (“FHFA”). On February 9, 2017, the Bank received a letter of non-objection from the FHFA to the Amended Plan, which has been implemented and is effective as of January 1, 2017.

Eligibility in the Incentive Plan is limited to a select group of key management employees, which includes the named executive officers as identified in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on March 9, 2016 (the “2015 Form 10-K”). The Incentive Plan is a cash-based annual incentive plan with a deferral component that establishes individual incentive award opportunities related to achievement of performance objectives by the Bank and by participants during performance periods. The Incentive Plan establishes two performance periods. Incentive Plan participants may earn an annual award (an “Annual Award”) following a one-year performance period (the “Annual Performance Period”) and a deferred award (a “Deferred Award”) following a three-year deferral period (the “Deferred Performance Period”). The total of the Annual Award and the Deferred Award is the “Incentive Award.” For further description of the Prior Plan, which is substantially similar to the Amended Plan except as set forth below, see the President and Executive Team Incentive Compensation Plan section starting on page 95 of the Bank’s 2015 Form 10-K.

Compared to the Prior Plan, the Amended Plan provides for the following material changes:

(1)
Whereas the Prior Plan required a participant to be employed by the Bank on the payment date of an Annual Award in order to receive such award, the Amended Plan provides that if a participant is actively employed by the Bank at the end of an Annual Performance Period, he will be entitled to receive his Annual Award subject to the terms of the plan.

(2)
Under the Amended Plan, if a participant terminates employment other than as set forth in Item (3) below, he shall receive all Deferred Awards previously granted, as long as the participant has not been terminated for Cause (as defined in the Amended Plan) subject to the terms of the plan. Except in certain circumstances described below, the Prior Plan required participants to be actively employed with the Bank at the end of the Deferred Performance Period prior to receipt of any of the Deferred Award.

(3)
Under the Amended Plan, if a participant dies, becomes Disabled (as defined in the Amended Plan), Retires (as defined in the Amended Plan), terminates employment for Good Reason (as defined in the Amended Plan), or a Change of Control occurs (as defined in the Amended Plan), he shall be eligible to receive, unless he participates in any activity constituting Cause, (a) a pro-rated Incentive Award for the current performance period based on how long he was employed with the Bank during the Annual Performance Period (excluding any period of Disability in excess of three months), and (b) all Deferred Awards previously granted.

Under the Prior Plan, with respect to Deferred Awards, in the event of death, disability or retirement on a date that was not more that 18 months before the end of a corresponding Deferred Performance Period the participant was only eligible to receive a prorated Deferred Award. Additionally, under the Prior Plan, in the event of a change of control or termination of employment for good reason, the participant was fully vested in an Incentive Award only to the extent such award was applicable at the end of the corresponding performance period.

The Amended Plan also includes updates and administrative changes, such as clarifying that payments under the plan will be made within two and one half months following the end of a performance period.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL HOME LOAN BANK OF CHICAGO

Date: February 15, 2017	By: /s/ Laura Turnquest
Laura Turnquest Executive Vice President, General Counsel and Corporate Secretary

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